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CERTIFICATE
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     A copy of the Form U-9C-3 report for the previous quarter (quarter ended
June 30, 2000) has been filed with the interested state commissions in accordance with Rule 58 under the Public Utility Holding Company Act of
1935.

     The names and addresses of such state commissions are as follows:


     Mrs. Luly Massaro, Clerk
     Rhode Island Public Utilities Commission
     100 Orange Street
     Providence, Rhode Island 02903

     Mary L. Cottrell, Secretary
     Massachusetts Department of
      Telecommunications and Energy
     1 South Station, 2nd Floor
     Boston, MA 02110

     Mr. Thomas B. Getz
     Executive Director and Secretary
     New Hampshire Public Utilities Commission
     8 Old Suncook Road
     Concord, New Hampshire 03301

     SIGNATURE:

     NATIONAL GRID USA


           s/ John G. Cochrane
     By_______________________________
         Name: John G. Cochrane
         Title: Treasurer
         Date: November 29, 2000